Exhibit 19

Organizational Functional Area:	Legal Department
Policy For:	Permissible Trading by Insiders
ERC Approved:	4/6/2023
Board Approved:	4/27/2023
Last Revision Date:	10/2020
Department/Individual Responsible for Maintaining/Updating Policy:	Legal Department/CLO/Director of Legal Operations
Table of Contents
Policy Statement    2
Elements of Insider Trading    2
Penalties for Insider Trading    4
Procedures to Prevent Improper Trading by Insiders    4
WSFS Insiders    4
Trading Blackouts    5
Other Associates    5
Dividend Reinvestment Plans and Rule 10b5-1 Automatic Trading Programs    6
Restricting Access to Material, Non-Public Information    7
“Short-Swing Profits”    7
401(k) Plan    8
Hedging, Short-Selling, Pledging and Margin Accounts    8
Post Termination Transactions    9
Exhibit A    10

Policy
The below policy (this “Policy”) reflects the commitment of WSFS Financial Corporation and its subsidiaries (collectively referred to as “WSFS” or “us”) to minimize situations that could damage our reputation of integrity, whether of WSFS’s Associates, any of our directors or officers, or WSFS itself. This Policy is designed to help directors, officers and other Associates comply with insider trading laws and to prevent even the perception of improper trading by insiders. Trading can include but is not limited to purchases, sales, gifts, and/or donations of WSFS’s stock or securities.
It is our policy to comply with federal securities laws, which prohibit any director, officer, or employee of a publicly-held company (such as WSFS) from trading, either personally or on behalf of others (such as any account managed by a WSFS Insider (as defined below) or WSFS), on the basis of material, non-public information. (What we mean by “material, non-public information” is described below). These laws also generally prohibit the communication of material, non-public information to others, except to individuals who need to know the information for a proper business purpose. WSFS prohibits trading while in possession of material non-public information about WSFS or any other publicly-held company about which directors, officers, or other Associates learn through their position with WSFS. Associates may not provide such information to others, except as part of their job responsibilities. Further, this Policy applies to any and all transactions in WSFS securities, regardless of whether they are held in a brokerage account, a 401(k) or similar account, or otherwise (see Section VII below).
Every director, officer, and other Associate of WSFS is required to read and certify annually either electronically or in writing that they understand and agree to comply with this Policy and its related procedures. Any questions regarding the Policy and procedures should be directed to the Legal Department.
I.Elements of Insider Trading.
The phrase "insider trading" generally means (i) the use of material, non-public information to trade in securities in violation of your duties to WSFS, or (ii) the communication of material, non-public information to others in violation of such duties.
A.Insider Trading. Federal securities laws prohibit:
1.Trading by an insider while in possession of material, non-public information (a discussion of who is an insider appears in paragraph B below);
2.Trading by a non-insider while in possession of material, non-public information, if the information was disclosed to the non-insider in violation of an insider's fiduciary duty to keep it confidential or if the information was misappropriated; and
3.Communicating or "tipping" material, non-public information to others, except to individuals with a need to know that information for a proper business purpose. Thus, no Associate or director may “tip” or provide material non-public information concerning WSFS to any person outside WSFS, unless required to do so as part of that person’s regular duties.

Note: In order to avoid any possible appearance of improper conduct, WSFS prohibits insiders from providing trading advice of any kind about WSFS to anyone, without regard to whether the insider actually possesses material non-public information (except that Insiders should advise other insiders not to trade if such trading may violate the law or this Policy).
B.Who is an Insider? The concept of an "insider" under federal securities laws is broad. It includes a company's directors and executive officers, and can include other officers and Associates, as well as any spouse, child, or other relative residing in the same household as those individuals and others who obtain non-public information about the company. At WSFS, insiders include all executive management and executive assistants, WSFS’s directors, WSFS’s senior leaders, and certain other Associates who have access to non-public information. If you are deemed an insider for purposes of this policy, you will be notified directly.
C.What is Material Information? Trading on inside information can provide a basis for liability if the information is material. "Material" information generally is defined as information a reasonable investor might consider important in making a decision to buy, sell, or hold stock, or which could have an effect on the price of a company's securities. Information that should be considered material includes, without limitation: earnings estimates; merger, acquisition, or disposition proposals or agreements; extraordinary expenses; significant litigation; dividend changes; stock splits; liquidations; and extraordinary developments in a company's management. Because earnings and significant components of earnings, as well as acquisitions and dispositions, can have such a substantial effect on the price of a company's securities, most information relating to earnings or suggesting that there is a significant possibility of an acquisition or disposition could be regarded as material. In considering whether information is material, one test is to ask: Could this information influence a reasonable person's decision whether to buy, sell, or hold the company's stock? If the answer to the question is “yes,” the information should be considered material.
D.What is Non-Public Information? Information is non-public until it has been effectively disseminated in the marketplace. Objective evidence is required to demonstrate that information is generally publicly available. For example, information appearing in The Wall Street Journal, American Banker, ABA Banking Journal, or other publications of general circulation, or contained in a report filed with the Securities and Exchange Commission (“SEC”), is considered public. Information that is publicly available about WSFS includes information contained in our Annual Report to Shareholders, earnings releases, and Forms 10-K and 10-Q, among other sources.
In the context of mergers and acquisitions, trading in the securities of WSFS or any potential partner or target in such transactions, is not permitted. This includes not only stock of WSFS and of any such third parties involved in a transaction, but also other interests in such companies, including, without limitation, stock options, preferred shares, or company debt.
Once material, non-public information has been made public, insiders should wait a brief period of time - which we have determined to be at least one business day - for the market to absorb previously non-public information before they trade.
II.Penalties for Insider Trading.
Penalties for trading on or communicating material, non-public information can be severe, both for individuals and employers. A person can be subject to any or all of the following penalties, even if he or she does not personally benefit from insider trading:
A.Criminal fines of up to $5 million and prison sentences of up to 25 years;
B.Civil fines of up to five times the profit gained or the loss avoided;
C.Fines for the employer, or controlling person, of up to the greater of $l million, or three times the amount of the profit gained or the loss avoided;
D.Civil injunctions;
E.Treble damages; and
F.Disgorgement of profits.
In addition, any violation of this Policy and its related procedures may result in disciplinary action by WSFS, up to and including immediate dismissal.
Procedures to Prevent Improper Trading by Insiders
WSFS has established the following procedures to assist its directors, officers, and other Associates in avoiding insider trading:
I.WSFS Insiders. Individuals WSFS has designated as insiders (“WSFS Insiders”) are prohibited from purchasing or selling WSFS’s stock, preferred stock, debt securities or any “derivative securities”1, except during designated “window” periods that begin on the second business day after WSFS releases earnings each quarter and end on the fourteenth day of the last month of each quarter. If you are a director or an officer holding the title of Senior Vice President or higher, you are deemed a WSFS Insider. However, as noted previously, the
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1 Generally speaking, a “derivative security” is a financial contract whose value is derived from the value of specified underlying assets. The Securities Exchange Act Rule 16a-1(c) defines the term "derivative securities" as "any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security," subject to specific exclusions. Thus, any potential trade by a WSFS Insider in any derivative security that is based upon WSFS securities would be subject to this Policy and related procedures.

WSFS Insider list is broader than this grouping and includes other Associates who have access to material non-public information.
In addition, any WSFS Insider who desires to effect any transaction in WSFS's stock (including, without limitation, purchases; sales; stock option grants and exercises; changing 401k elections in WSFS stock; gifts; transfers to trusts, other entities, or family members; transactions by trusts of which the WSFS Insider is the trustee, settlor, or beneficiary or by corporations or partnerships in which the WSFS Insider has an interest; and transactions by or for family members who reside in the house of the WSFS Insider and others with whom the WSFS Insider shares ownership of our stock) must first obtain clearance from WSFS's Chief Financial Officer (“CFO”) or Chief Legal Officer (“CLO”) by submitting a preclearance certification (attached as Exhibit “A”). If the CFO or CLO is not available, you must email the Legal Department for preclearance. Material non-public information may arise during a window period, and if it does, and you have access to such information, clearance may be denied.
II.Trading Blackouts. As noted above, WSFS Insiders may only trade in WSFS securities during designated quarterly “window” periods. In addition, WSFS Insiders may not trade in WSFS securities during any trading “blackout” period, which may arise any time WSFS determines a non-public event may be sufficiently significant that trading by WSFS Insiders should be suspended until after a public disclosure is made (plus time for the disclosure to be absorbed by the market). If WSFS designates a trading blackout, WSFS Insiders will be notified.
III.Other Associates. If you are not deemed a WSFS Insider, you should ask yourself the following questions before trading for yourself or others (including accounts WSFS advises or manages), communicating information which may be material and non-public, or advising a client about purchasing or selling securities of a business about which you may have inside information (including WSFS):
1.Is the information that I learned as part of my relationship with WSFS material?
2.Is the information the type an investor might consider important in buying, selling, or holding the securities?
3.Is the information the type that could affect the market price of the securities if generally disclosed?
4.Is the information non-public?
5.To whom has the information been provided?
6.Has the information been communicated effectively to the marketplace by publication in The Wall Street Journal, American Banker, ABA Banking Journal, or other publications of general circulation?

Information that may be material and non-public. If, after considering the above questions, you have reason to believe the information may be material and non-public, or if you have questions regarding whether the information may be material and non-public, please take the following steps:
1.Do not purchase or sell the securities, communicate the information, or advise customers about purchasing, selling, or holding the securities;
2.Discuss the matter with the Legal Department - please contact the CLO for this purpose;
3.Do not communicate the information inside or outside WSFS other than to the Legal Department; and
4.Follow the recommendation of the Legal Department made after it has reviewed the relevant issues - it will either make a recommendation that you continue the prohibitions against trading and communication, or clear the trade or the communication of the information.
IV.Dividend Reinvestment Plans and Rule 10b5-1 Automatic Trading Programs. Purchases of WSFS’s stock made under a WSFS dividend reinvestment plan may be made without regard to any particular “window” period.
In addition, purchases or sales of WSFS’s stock made in compliance with a written plan established by a director, officer, or other Associate that is acceptable to the CLO and that meets the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (such act, the “Exchange Act” and such a plan, a “Plan”), and this Section IV may be made without restriction to any particular period. Such a Plan must be established in compliance with the requirements of Rule 10b5-1, including the requirement that the individual make a written representation that he or she is establishing the Plan (1) in good faith, (2) not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and (3) at a time when the individual was not in possession of material non-public information about WSFS. For WSFS Insiders, such a Plan must also be established during an open window period for trading in WSFS’s stock and not during any trading “blackout” period. Additionally, anyone adopting a new Plan may not have any other outstanding Plan, and may not subsequently enter into any additional Plan, subject to certain exceptions. No individual will be permitted to use more than one single-trade Plan in any 12-month period.
All Plans must provide for a “cooling off” period before purchases and sales can occur under the Plan. For a director or “Section 16 officer,”2 no purchases or sales under the Plan can occur until the later of (i) 90 days after the adoption of the Plan and (ii) two business days following disclosure of WSFS’s results in a Form 10-Q or Form 10-K for a completed fiscal quarter in which the Plan was adopted; provided that in no event will the required cooling off period be longer than 120 days after adoption of the Plan. No

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2 A “Section 16 officer” means the Board-designated WSFS executive officers.

purchases or sales under a Plan for a person other than a director or Section 16 officer may be made until 30 days after adoption of the Plan.
All Plans and any amendments thereto must be reviewed by the CLO prior to their establishment to confirm compliance with Rule 10b5-1 and this Policy. The CLO must also be notified of any amendments to, or termination of, any Plan. Any modification to the amount, pricing, or timing of purchases or sales of securities under a Plan will constitute the termination of the Plan and adoption of a new Plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1, including a new cooling off period before trading can begin again. In addition, no amendments to any Plan for WSFS Insiders will be permitted during any trading “blackout” period.
If you are a director or “Section 16 officer,” you must provide our CFO advance notice of upcoming transactions to be effectuated pursuant to a Plan established in accordance with this Section IV. This will help WSFS assist you with your Rule 144 and Section 16 reporting obligations. The individual’s broker as well as the director or Section 16 officer must immediately notify our CFO upon the completion of any such transaction. In addition, all directors and officers must provide our CFO advance notice of the termination of any Plan.
V.Restricting Access to Material, Non-Public Information.
Information in your possession which is material and non-public should not be communicated to anyone, including persons within WSFS, except those persons within WSFS whose positions require them to know it to perform their duties. Care should be taken so that such information is secure. For example, access to files containing material, non- public information should be restricted and access to computer files containing material, non-public information should be limited.
VI.“Short-Swing Profits” – Additional Trading Restrictions Applicable to Directors and Designated Senior Executives.
Section 16(a) of the Exchange Act and rules thereunder impose reporting obligations on Section 16 officers. Whenever Section 16 officers change their ownership of WSFS securities at any time, they will, with limited exceptions, be required to file a Form 4 with the SEC within two days to report the change.
Section 16(b) officers will also be held liable to WSFS for any “short-swing profits” that result from a non-exempt purchase and sale, or sale and purchase, of WSFS securities within a period of less than six (6) months. These restrictions on short-swing trading apply not only to WSFS securities but also any “derivative securities” such as stock options or convertible securities. “Profits” are generally determined by matching the highest WSFS stock sales price with the lowest WSFS stock purchase price during this rolling six (6) month period. Although the purpose of these rules is to prevent trading on the basis of material, non-public information, the recovery provisions apply automatically without regard to the intent of the Section 16 officer or the actual possession of material non- public information. Section 16 officers should seek legal advice prior to undertaking any transactions involving WSFS securities (or related derivative securities) to ensure they will not give rise to short-swing profit liability.
VII.401(k) Plan
As previously mentioned, this Policy applies to transactions in the WSFS Section 401(k) Savings & Retirement Plan (the “401(k) Plan”). The trading prohibitions do not apply to purchases of units in the WSFS stock fund in the 401(k) Plan resulting from periodic contributions of money pursuant to a payroll deduction election that you made previously in compliance with the Policy. However, WSFS Insiders may not, during trading blackout periods, undertake any of the following transactions involving WSFS securities: (a) an election to begin or terminate investing in the WSFS stock fund of the 401(k) Plan; (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the WSFS stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the WSFS stock fund, (d) a “rebalance” election that applies to the WSFS stock fund other than an annual rebalance election applicable to the following calendar year; (e) an election to take a hardship distribution from your 401(k) plan account if the hardship withdrawal will result in a liquidation of some or all of the WSFS stock fund balance; and (f) an election to pre-pay a loan from your 401(k) Plan account if the pre-payment will result in allocation of loan proceeds to the WSFS stock fund.
VIII.Hedging, Short-Selling, Pledging and Margin Accounts
Hedging and Short-Selling Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a WSFS Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the WSFS Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the WSFS Insider may no longer have the same objectives as WSFS’s other stockholders. Therefore, WSFS prohibits WSFS Insiders from engaging in such transactions. Short-selling of WSFS stock might be perceived as involving WSFS Insider trading or otherwise undermine confidence in WSFS stock. Therefore, no Associate or director may, directly or indirectly, trade in puts or calls, options, warrants or similar instruments relating to WSFS’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), “day trade,” or otherwise hedge WSFS securities.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the WSFS Insider pledgor is aware of material non-public information or otherwise is not permitted to trade in WSFS securities, WSFS Insiders are limited in future borrowings against or pledging WSFS securities as collateral for a loan so that borrowing is restricted to 40% of the value of the WSFS securities.

IX.Post-Termination Transactions
This Policy continues to apply to transactions in WSFS stock even after WSFS Insiders cease to be employed with WSFS (e.g., retirement, involuntary or voluntary termination). WSFS Insiders possessing material, nonpublic information at the time their service terminates are prohibited from trading in WSFS stock until the information becomes public or is no longer material. The preclearance procedures specified above still apply to trades in WSFS stock until the expiration of any blackout period or other WSFS-imposed trading restrictions following the date of termination of service.

EXHIBIT A
Pre-Clearance to buy/sell WSFS Stock Buy/Sell/Exercise Options
Number of shares to be bought or sold or exercised options: _____________________

Name (printed): ____________________________

Title/Position: ______________________________

1.Is this a purchase or sale of WSFS stock or exercise of options? If exercising options, do you intend to hold or to sell? Please specify.

2.What date are you seeking approval to execute the contemplated transaction referenced in question 1?

3.Are you aware of any material non-public information4?

4.Have you bought or sold WSFS stock or exercised options in the last six (6) months?

Signature:
Date
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☐    Approved
☐    Not Approved

CLO/CFO:
Date
Note: This Pre-Clearance Certificate, once approved, is revocable at any time by notice to you, and expires automatically on _______________, ________.
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4 "Material" information generally is defined as information a reasonable investor might consider important in making a decision to buy, sell, or hold stock, or which could have an effect on the price of a company's securities. Information is non-public until it has been effectively disseminated in the marketplace. Information that is publicly available about WSFS includes information contained in our Annual Report to Shareholders, earnings releases, and Forms 10-K and 10- Q, among other sources.